Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AND CERTIFICATE OF COMPLIANCE WITH SECTION 27 THEREOF

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of December 6, 2013, is made by ChinaEdu Corporation, a Cayman Islands exempted company (the “Company”), and The Bank of New York Mellon, a New York banking corporation (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 17, 2013 (the “Rights Agreement”); and

WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as defined in the Rights Agreement) as of the date hereof, and the Company deems it necessary and advisable to amend the Rights Agreement in accordance with Section 27 thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.                  Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

2.                  Amendments to the Rights Agreement.

(a)                Exempted Entity. The definition of “Exempted Entity” in Section 1(o) of the Rights Agreement is hereby deleted and the following shall be substituted in lieu thereof:

“(o) “Exempted Entity” shall mean (i) the Company, (ii) any Subsidiary (as defined below) of the Company (in the case of subclauses (i) and (ii) including, without limitation, in its fiduciary capacity), (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Ordinary Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (v) any Person who Beneficially Owned 20% or more of the Ordinary Shares as evidenced by a Schedule 13D filing made prior to September 17, 2013 and only to the extent of such Person’s Beneficial Ownership as disclosed in such Schedule 13D filing, or (vi) the Management Group as evidenced by a Schedule 13D filing made on the date of this Amendment and only to the extent of the Management Group’s Beneficial Ownership as disclosed in such Schedule 13D filing; provided, however, solely with respect to clauses (v) and (vi), any such Person, including, without limitation, the Management Group, would cease to be an Exempted Entity upon the acquisition of additional Ordinary Shares that would increase such Person’s Beneficial Ownership by 0.5% or more of the Ordinary Shares outstanding at the time of acquisition of any such additional shares pursuant to clauses (v) or (vi).”

(b)               Management Group. The definition of “Management Group” in Section 1(r) of the Rights Agreement is hereby deleted and the following shall be substituted in lieu thereof:

“(r) “Management Group” shall mean collectively, Shawn Ding, Moral Known Industrial Limited, Julia Huang, South Lead Technology Limited, Gegang Tana, Mei Yixin, Pan Zhixin, Ellen Huang, Guo Young, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited, Lingyuan Furong Investment Mgmt Co., Ltd., McGraw-Hill Global Education Intermediate Holdings, LLC and Weblearning Company Limited, solely to the extent and for so long as such Persons are parties to the Consortium Agreement dated August 16, 2013, as amended as of December 5, 2013.”

3.                  Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Rights Agreement are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4.                  Entire Agreement. This Amendment and the Rights Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

5.                  Conflicting Terms. In the event of any inconsistency or conflict between the Rights Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6.                  Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

7.                  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party hereto shall be entitled to rely on a facsimile or “PDF” signature of any other party hereunder as if it were an original.

8.                  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

9.                  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the special committee of the board of directors of the Company dated as of November 20, 2013, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Rights Agreement.

CHINAEDU CORPORATION

By:	/s/Julia Huang
Name: Julia Huang
Title: Executive Chairman

Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON, as Rights Agent

By:	/s/Joanne DiGiovanni Hawke
Name: Joanne DiGiovanni Hawke
Title: Managing Director